                                                                        Exhibit 99.1

                                  NEWS RELEASE
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846 N. Mart-Way Court, Olathe, Kansas 66061   Phone: 913-647-0158  Fax: 913-647-0132
                                              investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:  Karl B. Gemperli
          (913) 647-0158, Phone
          (913) 647-0132, Fax
          investorrelations@elecsyscorp.com

ELECSYS CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

Olathe, Kansas (March 12, 2007) - Elecsys Corporation (AMEX: ASY), today announced its financial results for the third quarter ended January 31, 2007.

Sales for the quarter were $5,173,000, an increase of $1,522,000, or 42%, from the comparable period of fiscal 2006. For the nine months ended January 31,
2007, sales were $14,631,000, an increase of $3,954,000, or 37%, from the nine months ended January 31, 2006. Total backlog at January 31, 2007 was $9,809,000, a decrease of $1,002,000, or 9%, from a total backlog of $10,811,000 on January
31, 2006 and a decrease of $900,000 from a total backlog of $10,709,000 on
October 31, 2006.

Gross margin was approximately 28% of sales, or $1,448,000, for the quarter as compared to 32% of sales, or $1,183,000, for the quarter ended January 31, 2006.
For the nine-month period ended January 31, 2007, gross margin was 30%, or
$4,422,000, compared to 32%, or $3,373,000, for the nine-month period ended
January 31, 2006.

Operating income for the quarter was $297,000, an increase of 7% as compared to
$277,000 for the same quarter in the prior year. For the nine-month period ended
January 31, 2007, operating income was $1,120,000, or 58% higher, as compared to
$711,000 for the same period in the prior fiscal year.

As a result of the above, net income was $310,000, or $0.09 per diluted share, for the quarter ended January 31, 2007. For the quarter ended January 31, 2006 net income was $100,000, or $0.03 per diluted share. For the nine-month period ended January 31, 2007, net income was $720,000, or $0.21 per fully diluted share, including a $324,000 gain, net of selling expenses, on the sale of our
Lenexa facility, as compared to $471,000, or $0.14 per fully diluted share, which included a loss on debt retirement of $124,000, for the nine-month period ended January 31, 2006.

The increase in sales for the quarter was due to both new and existing customer orders in each of our product lines at DCI, including a significant increase in sales to one of our newer customers to help them meet the requirements of a certain contract at the beginning of the quarter. Sales at NTG decreased 13%
from the third quarter of the previous fiscal year as a result of fewer unit shipments during the period slightly offset by an increase in recurring messaging services revenue, which grew by 99% over the comparable period and was primarily the result of an overall increase in the number of revenue generating units deployed in the field. Our improvement in gross margin dollars resulted from the increase in sales volumes while overall product mix led to a slight decrease in gross margin percentage. The increase in operating expenses was primarily driven by moving and relocation expenses, support engineering and related customer support expenses as well as increases in personnel and personnel-related expenses resulting from our growth. Sales volumes at DCI during the fourth quarter of fiscal 2007 are expected to be similar to the sales volumes achieved in the current period. We also expect that over the next few quarters DCI sales volumes will continue to be higher than in the comparable periods of prior respective fiscal years. Sales at NTG are expected to be higher over the next few quarters as sales are expected to show steady growth as new satellite-and digital-based products are brought to the market.

Karl B. Gemperli, Chief Executive Officer, remarked, "We are very pleased with our substantial revenue growth relative to last year. The full implementation of our new facility provides a solid platform for expansion as we continue to enhance our capabilities. Going forward, we expect our growth to continue through increased sales to existing customers in addition to the development of new business prospects."

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the medical, aerospace, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2006. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                                   Elecsys Corporation and Subsidiaries
                                  Consolidated Statements of Operations
                                  (In thousands, except per share data)
                                               (Unaudited)

                                                        Three Months Ended                 Nine Months Ended
                                                            January 31,                        January 31,
                                                       2007             2006             2007             2006
                                                       ----             ----             ----             ----
Sales                                                    $5,173           $3,651          $14,631           $10,677
Cost of products sold                                     3,725            2,468           10,209             7,304
                                                   -------------    -------------    -------------    --------------
Gross margin                                              1,448            1,183            4,422             3,373

Selling, general and administrative
  expenses                                                1,151              906            3,302             2,662
                                                   -------------    -------------    -------------    --------------

Operating income                                            297              277            1,120               711

Financial income (expense):
  Interest expense                                        (104)             (43)            (224)             (108)
  Loss on debt retirement                                    --            (124)               --             (124)
  Gain on sale of Lenexa facility                           324               --              324                --
  Interest income                                             3                1                9                 4
                                                   -------------    -------------    -------------    --------------
                                                            223            (165)              109             (228)
                                                   -------------    -------------    -------------    --------------

Income before income taxes                                  520              112            1,229               483

Income tax expense                                          210               12              509                12
                                                   -------------    -------------    -------------    --------------

Net income                                                 $310             $100             $720              $471
                                                   =============    =============    =============    ==============

Net income per share information:
  Basic                                                   $0.10            $0.03            $0.22             $0.15
  Diluted                                                 $0.09            $0.03            $0.21             $0.14

Weighted average common shares outstanding:
   Basic                                                  3,262            3,240            3,246             3,240
   Diluted                                                3,410            3,399            3,387             3,393